Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
EV Energy GP, L.P.
Houston, Texas

We have audited the accompanying consolidated balance sheet of EV Energy GP, L.P. and subsidiaries (the “Partnership”) as of December 31, 2006. This consolidated financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statement presents fairly, in all material respects, the financial position of the Partnership as of December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
October 1, 2007

EV Energy GP, L.P.
Consolidated Balance Sheet
December 31, 2006
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$38
Accounts receivable:
Oil and natural gas sales	92
Related party	40
Other	1
Commodity hedge asset	119
Prepaid expenses	7
Other current assets	9
Total current assets	306

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization of $82	2,288
Other property, net of accumulated depreciation and amortization of $4	6
Long-term commodity hedge asset	46
Other assets	1,550
Total assets	$4,196

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$66
Total current liabilities	66

Asset retirement obligations	104
Long-term debt	560

Commitments and contingencies

Partners’ capital	3,466
Total liabilities and partners’ capital	$4,196

See accompanying notes to consolidated balance sheet.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS

EV Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership formed on April 17, 2006 to become the general partner of EV Energy Partners, L.P. (“EVEP”). EVEP engages in the acquisition, development and production oil and natural gas properties and consummated the acquisition of its predecessors and an initial public offering of its common units effective October 1, 2006. The Partnership’s general partner is EV Management, LLC, a Delaware limited liability company.

Effective October 1, 2006, EVEP completed its initial public offering of 3.9 million common units at a price of $20.00 per unit, and on October 26, 2006, EVEP closed the sale of an additional 0.4 million common units at a price per unit of $20.00 pursuant to the exercise of the underwriters’ over-allotment option. Net proceeds from the sale of the common units were approximately $76.6 million.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated balance sheet includes the aggregate results of the operations of the Partnership and all of its subsidiaries (“we,” “our” or “us”). We record our proportionate share of assets, liabilities, revenues and expenses of EVEP. All intercompany accounts and transactions have been eliminated in consolidation. In the Notes to Consolidated Balance Sheet, all dollar amounts in tabulations are in thousands of dollars unless otherwise indicated.

Use of Estimates

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While we believe that the estimates and assumptions used in the preparation of the consolidated/combined financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

Oil and natural gas revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectibility of the revenue is probable. We follow the sales method of accounting for natural gas revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume to which we are entitled based on our working interest. An imbalance is recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the under-produced owner(s) to recoup its entitled share through future production. Under the sales method, no receivables are recorded where we have taken less than our share of production. There were no material gas imbalances at December 31, 2006.

Accounts receivable from oil and natural gas sales are recorded at the invoiced amount and do not bear interest. We routinely assess the financial strength of our customers and bad debts are recorded based on an account-by-account review after all means of collection have been exhausted, and the potential recovery is considered remote.

As of December 31, 2006, we did not have any reserves for doubtful accounts, and we did not incur any expense related to bad debts. We do not have any off-balance credit exposure related to our customers.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

Property and Depreciation

Our oil and natural gas producing activities are accounted for under the successful efforts method of accounting. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs and costs of certain non-producing leasehold costs are expensed as incurred. Lease acquisition costs are capitalized when incurred.

The capitalized costs of our producing oil and natural gas properties are depreciated and depleted by the units-of-production method based on the ratio of current production to estimated net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of leasehold, platform, and pipeline costs.

Other property is stated at cost less accumulated depreciation, which is computed using the straight-line method based on estimated economic lives ranging from three to 25 years. We expense costs for maintenance and repairs in the period incurred. Significant improvements and betterments are capitalized if they extend the useful life of the asset.

Impairment of Long-Lived Assets

We evaluate our proved oil and natural gas properties and related equipment and facilities for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset.

Unproved oil and natural gas properties are assessed periodically on a property-by-property basis, and any impairment in value is recognized.

Other Assets

As EVEP acquired oil and natural gas properties from one of our partners, EVEP carried over the historical costs related to our partner’s interests and applied purchase accounting to the remaining interests acquired. As a result, we have a $1.5 million difference between our investment in EVEP and our proportionate share of EVEP’s net assets. This amount is included in “Other assets” on our consolidated balance sheet.

Asset Retirement Obligations

We account for our legal obligations associated with retirement of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of a liability associated with an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate can be made. The associated retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over the estimated useful life of the asset. The liability is eventually extinguished when the asset is plugged or abandoned.

Income Taxes

We are a partnership that is not taxable for federal income tax purposes. As such, we do not directly pay federal income tax. As appropriate, our taxable income or loss is includable in the federal income tax returns of our partners.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, long-term debt and derivative financial instruments. Commodity derivatives are recorded at fair value. The carrying amount of our other financial instruments other than debt approximates fair value because of the short-term nature of the items. The carrying value of our debt approximates fair value because our debt has variable interest rates.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

Derivative Financial Instruments

We monitor our exposure to various business risks, including commodity price and interest rate risks, and use derivative financial instruments to manage the impact of certain of these risks. Our policies do not permit the use of derivative financial instruments for speculative purposes. We use energy derivatives for the purpose of mitigating risk resulting from fluctuations in the market price of oil and natural gas.

The predecessors of EVEP accounted for their derivative financial instruments as cash flows hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Derivative financial instruments that had been designated and qualified as cash flows hedging instruments were reported at fair value. The change in fair value of the derivative financial instrument was initially reported as a component of accumulated other comprehensive income (“AOCI”). Amounts in AOCI were reclassified into net income (as a component of revenues) in the same period in which the hedged forecasted transaction affected earnings.

As of October 1, 2006, EVEP elected not to designate any of its derivative financial instruments as hedging instruments as defined by SFAS No. 133. The amount in AOCI at that date related to derivatives that previously were designated and accounted for as cash flow hedges continue to be deferred until the underlying production is produced and sold, at which time the amounts are reclassified from AOCI and reflected as a component of revenues. Changes in the fair value of derivatives that existed at October 1, 2006 and any derivatives entered thereafter are no longer deferred in AOCI, but rather are recorded immediately to net income (as a component of other income).

Business Segment Reporting

We operate in one reportable segment engaged in the exploration, development and production of oil and natural gas properties and all of our operations are located in the United States.

New Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Instruments, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133 to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that would otherwise require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 also amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We adopted SFAS No. 155 on January 1, 2007, and there was no impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to provide guidance for using fair value to measure assets and liabilities. SFAS No. 157 establishes a fair value hierarchy and clarifies the principle that fair value should be based on assumptions market participants would use when pricing the asset or liability. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 on January 1, 2008, and we have not yet determined the impact, if any, on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 is effective for periods ending after November 15, 2006. We adopted SAB 108 on December 31, 2006, and there was no impact on our consolidated financial statements.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been selected are reported in earnings. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 on January 1, 2008, and we have not yet determined the impact, if any, on our consolidated financial statements.

NOTE 3. ACQUISITION

In December 2006, EVEP acquired oil and natural gas properties in the Mid-Continent area in Oklahoma, Texas and Louisiana for $27.6 million. The acquisition was financed with borrowings under EVEP’s credit facility. Our proportionate share of the acquisition cost was $0.6 million.

The estimated fair value of our proportionate share of the assets acquired and liabilities assumed at the date of acquisition was as follows:

Accounts receivable - oil and natural gas sales	$32
Oil and natural gas properties	533
Accounts payable and accrued liabilities	(4)
Asset retirement obligations	(9)
Net cash consideration	$552

NOTE 4. RISK MANAGEMENT

EVEP’s business activities expose it to risks associated with changes in the market price of oil and natural gas. As such, future earnings are subject to change due to changes in these market prices. EVEP uses derivative instruments to reduce our risk of changes in the prices of oil and natural gas. As of December 31, 2006, EVEP had entered into derivative instruments with the following terms:

Period Covered	Index	Hedged Volume per day (Bbl or MMBtu)	Weighted Average Fixed Price		Weighted Average Floor Price	Weighted Average Ceiling Price
Oil:
Costless Collar - 2008	WTI	125	$		$62.000	$73.950
Costless Collar - 2009	WTI	125			62.000	73.900
Swap - 2007	WTI	125		66.300
Swap - 2007	WTI	125		76.400
Natural Gas:
Costless Collar - 2008		1,000			7.500	9.850
Costless Collar - 2009		1,000			7.500	8.800
Swap - 2007	Dominion Appalachia	3,100		10.265
Swap - 2008	Dominion Appalachia	2,700		9.750
Swap - 2007	NYMEX	1,500		9.820
Swap - 2007	NYMEX	500		10.000
Swap - 2008	NYMEX	1,500		9.360
Swap - 2008	NYMEX	500		9.500

At December 31, 2006, our proportionate share of the fair value associated with the derivative instruments is an asset of $0.2 million.

As of December 31, 2006, we had AOCI of $0.1 million related to derivative instruments where the hedge designation had been removed. Based on the fair value of these derivative instruments as of December 31, 2006, we anticipate that $0.1 million will be reclassified from AOCI to a component of revenues during the year ended December 31, 2007.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

NOTE 5. ASSET RETIREMENT OBLIGATIONS

When a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we record an ARO and capitalize the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis.

The changes in our proportionate share of the aggregate asset retirement obligations are as follows:

Predecessors of EVEP:
Balance as of December 31, 2005	$55
Accretion expense	3
Sale of assets	(1)
Balance as of September 30, 2006	$57

EVEP:
Balance as of September 30, 2006	$-
Liabilities incurred or assumed in acquisitions	88
Accretion expense	2
Revisions in estimated cash flows	14
Balance as of December 31, 2006	$104

NOTE 6. LONG-TERM DEBT

As of December 31, 2006, EVEP’s credit facility consists of a $150.0 million senior secured revolving credit facility that expires in September 2011. Borrowings under the facility are secured by a first priority lien on substantially all of EVEP’s assets and the assets of its subsidiaries. EVEP may use borrowings under the facility for acquiring and developing oil and natural gas properties, for working capital purposes, for general corporate purposes and, so long as outstanding borrowings are less than 90% of the borrowing base, for funding distributions to partners. EVEP also may use up to $20.0 million of available borrowing capacity for letters of credit. The facility contains certain covenants which, among other things, require the maintenance of a current ratio (as defined in the facility) of greater than 1.00 and a ratio of total debt to earnings plus interest expense, taxes, depreciation, depletion and amortization expense and exploration expense of no greater than 4.0 to 1.0. As of December 31, 2006, EVEP was in compliance with all of the facility covenants.

Borrowings under the facility bear interest at a floating rate based on, at EVEP’s election, a base rate or the London Inter-Bank Offered Rate plus applicable premiums based on the percent of the borrowing base that EVEP has outstanding (weighted average interest rate of 6.98% as of December 31, 2006). As of December 31, 2006, the amount of borrowings that EVEP may have outstanding under the facility is $50.0 million and is subject to a borrowing base which is calculated semi-annually and in connection with material acquisitions or divestitures of properties. At December 31, 2006, EVEP had $28.0 million outstanding under the facility. At December 31, 2006, our proportionate share of the amount outstanding under the facility was $0.6 million.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in disputes or legal actions arising in the ordinary course of business. We do not believe the outcome of such disputes or legal actions will have a material adverse effect on our consolidated financial statements.

Environmental Matters

Our past and present operations include activities which are subject to extensive domestic (including U.S. federal, state and local) environmental regulations with regard to air and water quality and other environmental matters. Our environmental procedures, policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the possibility of significant environmental damage.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

We expense environmental costs when if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable. As of December 31, 2006, we had no accrual for environmental liabilities.

NOTE 8. SUBSEQUENT EVENTS

In January 2007, EVEP acquired natural gas properties in Michigan, including related hedges, for $71.4 million from certain institutional partnerships managed by one of our partners. The acquisition was financed with borrowings under EVEP’s existing credit facility. Our proportionate share of the acquisition cost was $1.4 million.

In February 2007, we received a $2.0 million contribution from our partners.

In March 2007, EVEP acquired additional natural gas properties in the Monroe Field in Louisiana from an institutional partnership managed by one of our partners for $95.3 million. The acquisition was financed with borrowings under EVEP’s existing credit facility. Our proportionate share of the acquisition cost was $1.9 million.

In June 2007, we received a $ 2.4 million  contribution from  our partners.

In June 2007, EVEP acquired oil and natural gas properties in Central and East Texas from Anadarko Petroleum Corporation for $96.9 million. The acquisition was financed with borrowings under EVEP’s credit facility and proceeds from the June 2007 private placement. Our proportionate share of the acquisition cost was $1.9 million.

In July 2007, EVEP entered into a definitive purchase and sale agreement with Plantation Operating, LLC, an EnCap sponsored company, to acquire oil and natural gas properties in the Permian Basin for $160.0 million. The acquisition, which is expected to close by the end of September 2007, is subject to customary closing conditions and purchase price adjustments. EVEP plans to finance the acquisition with borrowings under its credit facility. Our proportionate share of the acquisition cost is expected to be $3.2 million.